Exhibit 99.1

               Susan B. Railey
               For shareholders and securities brokers
               (301) 255-4740
               James T. Pastore
               For news media
               (202) 546-6451                     FOR IMMEDIATE RELEASE

                     SHAREHOLDERS APPROVE CRIIMI MAE MERGER

ROCKVILLE, MD, JANUARY 18, 2006 - Shareholders at today's special meeting of CRIIMI MAE Inc. (NYSE:CMM) approved the acquisition of CRIIMI MAE by CDP Capital - Financing Inc., a subsidiary of Caisse de depot et placement du Quebec. Under the terms of the definitive amended and restated agreement and plan of merger, an indirect subsidiary of CDP Capital - Financing, who was advised on the transaction by CWCapital Investments, has been merged with and into CRIIMI MAE (the "Merger") and CRIIMI MAE's outstanding shares of common stock were each converted into $20.00 in cash, without interest (the "Merger Proceeds").

CRIIMI MAE has closed its common stock transfer books as of the close of business today, January 18, 2006. In order to receive the Merger Proceeds of $20.00 per share, stockholders on such date are required to surrender their certificates to Registrar and Transfer Company, the paying agent, pursuant to a Letter of Transmittal expected to be mailed to stockholders on or about January 24, 2006. Certain common stockholders who do not hold a certificate because their common shares are held in the Company's Dividend Reinvestment and Stock Purchase Plan or in book entry form are not required to execute a Letter of Transmittal in order to receive the Merger Proceeds of $20.00 per share. The Merger is a taxable transaction to United States persons holding the Company's common stock.

The New York Stock Exchange ("NYSE") has advised us that it intends to suspend trading of CRIIMI MAE common shares as of the opening of trading on January 19, 2006.

The NYSE has also advised us that it intends to suspend trading of the Company's 10 7/8% Series B Cumulative Convertible Preferred Stock (the "Series B Preferred Stock") as of the opening of trading on January 19, 2006. All shares of the Series B Preferred Stock will remain outstanding following the Merger as shares of Series B Preferred Stock of the surviving corporation, without any change or modification to any right, preference, privilege or voting power of any such shares or holders. In accordance with its terms, the Series B Preferred Stock will no longer be convertible into shares of the surviving corporation's common stock.


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ABOUT CAISSE DE DEPOT ET PLACEMENT DU QUEBEC
The Caisse de depot et placement du Quebec (the "Caisse") is a financial institution that manages funds primarily for public and private pension and insurance plans. As of December 31, 2004, the Caisse held CA$102.4 billion of net assets. The leading institutional fund manager in Canada, the Caisse invests in major financial markets as well as in private equity and real estate. For further information: www.lacaisse.com

ABOUT CWCAPITAL
CWCapital Investments ("CWCI") acted as the Caisse's advisor in connection with the structuring, valuation and negotiation of the transaction. After closing, CWCI will act as the asset manager for the underlying assets of the new company. The CWCapital family of companies provides a full range of capital market services to borrowers and investors, including asset management, special servicing and primary servicing, and is a national full service lender to the commercial and multifamily real estate industries. With this transaction, CWCapital Investments will increase its assets under management to over US$5 billion. For more information: www.cwcapital.com.

For further information, shareholders and securities brokers should contact Susan Railey at (301) 255-4740, e-mail shareholder@criimi.com, and news media should contact James Pastore, Pastore Communications Group LLC at (202) 546-6451, e-mail pastore@ix.netcom.com.